EXHIBIT 10.

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into as of the _____ day of April, 2001 by and between Teledyne Technologies Incorporated, a Delaware corporation with its executive offices at 2049 Century Park East, 15th Floor, Los Angeles, California 90067-3101 (the “Company”), and Dr. Robert Mehrabian, an individual residing at 5388 Baseline Avenue, Santa Ynez, California 93460 (the “Executive”).

RECITALS

      WHEREAS, this Amended and Restated Employment Agreement is an amendment and restatement of an Employment Agreement entered into on December 21, 1999 between Teledyne Technologies Incorporated and the Executive and is intended to reflect the additional duties and responsibilities assumed by the Executive subsequent to December 21, 1999 as well as those changes in the Company’s compensation arrangements applicable to the Executive since that date; and

      WHEREAS, the Company hired the Executive and the Executive agreed to serve as the Company’s President and Chief Executive Officer (“CEO”) and the Company has subsequently elect the Executive and the Executive has agreed to serve as its Chairman of the Board of Directors; and

      WHEREAS, the Personnel and Compensation Committee of the Board of Directors (the “Committee”) authorized the Company to enter into and the Company and the Executive entered into a Change in Control Severance Agreement dated as of December 21, 1999 (the “CIC Agreement”); and

      WHEREAS, the CIC Agreement provides for payment of severance benefits if the Executive’s employment is terminated under circumstances described in the CIC Agreement; and

      WHEREAS, the Company wishes to supplement the CIC Agreement with respect to the Executive by specifying in the Employment Agreement and as hereby amended and restated the Executive’s titles and the types and rates of compensation to which he is entitled during his employment with the Company.

      NOW, THEREFORE, in consideration of the respective covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

      1. Term of Agreement. This Employment Agreement, as amended and restated, shall be effective as of the date first above written and shall continue in effect until December 31, 2001, unless extended as described in the next sentence. Effective as of November 1, 2001 and, if previously extended, each November 1st thereafter, the term of this Employment Agreement shall be extended for one additional year unless one party shall give written notice to the other on or before October 31, 2001 or, if previously extended, the then next October 31st that the term will not be thereafter extended. If such notice is given by either party, the Executive may retire on the first December 31st following receipt of such notice.

      2. Employment Agreement to Supplement the CIC Agreement. This Employment Agreement, as amended and restated, shall supplement the CIC Agreement and the terms and conditions of this Employment Agreement are not intended to alter or vary the terms and conditions of the CIC Agreement. The intention of this Employment Agreement is to memorialize certain terms and conditions of the employment of the Executive, which are particular to him and not specified in the CIC Agreement. Except as specifically set forth herein, initially capitalized terms shall have the meaning ascribed thereto under the CIC Agreement which is incorporated herein and made a part hereof as if set forth at length.

      3. Position and Duties. The Company shall employ Executive and the Executive shall serve as the Chairman, President and CEO of the Company and shall have primary responsibility to manage and direct the day-to-day business of the Company including the generation of income and control of expenses. Subject to the approval of the Board of Directors of the Company, the Executive may serve as a director of charitable organizations and/or for profit corporations, which do not compete with the Company or any of its subsidiaries and affiliates. The Company acknowledges that Executive serves as a director of Mellon Financial Corporation and PPG Industries, Inc. as of the date hereof and agrees that the Executive may continue to serve as a director of those corporations.

      4. Compensation. The Executive shall receive the following items of compensation at the rates thereof set forth below.

a. Base Salary. During the Term, the Company shall pay Executive a base salary at the annualized rate of Five Hundred Thousand ($565,000) Dollars (“Base Salary”). Base Salary shall be paid periodically in accordance with normal Company payroll practices applicable to executive employees.

b. Participation in Compensation Plans and Programs. In accordance with the respective terms and conditions of the respective plans and programs, the Executive shall be entitled to participate in the following compensation plans and programs:

1.	AIP. In the AIP at an annual opportunity at 80% of Base Salary if targets are reached at 100%, or such greater percentage if provided in the AIP for any year.

2.	PSP. In the PSP at an opportunity equal to 150% of Base Salary if targets are reached at 100%, or such greater percentage if provided in the PSP for any measurement period.

3.	Restricted Stock Award Program (RSAP). In the RSAP with annual grants of restricted stock equal to at least 30% of Base Salary as of the date of this grant subject to meeting targets set forth in the RSAP.

4.	SARP. In the SARP at the level approved by the Committee. In the event Allegheny Technologies Incorporated alters to the benefit of participants the terms and conditions of its SARP, to the extent those alterations are not made applicable to the Executive by the terms of those alterations, the Company shall make arrangements so that the Executive is made whole for the benefits of such alterations.

5.	Stock Option. In addition to the initial award of 300,000 stock options made as of November 29, 1999, eligibility to receive future grants of options in a number determined by the Personnel and Compensation Committee of the Board of Directors, each subject to the terms and conditions of the Stock Option Incentive Plan.

      5. Employee Benefits. The Executive shall participate in each qualified, non-qualified and supplemental employee benefit, executive benefit, fringe benefit and perquisite plan, policy or arrangement of the Company applicable to executive level employees, including, but not limited to, expense reimbursement policies, a country club and city club membership, and use of an automobile, in each case, in accordance with the terms and conditions thereof (including tax equalization payments to the extent provided with respect to such plans by Allegheny Teledyne Incorporated on or prior to November 29, 1999) as in effect from time to time. Nothing in this Employment Agreement shall be construed as preventing the amendment or termination of any such plan, policy or arrangement by the Company (including those referred to in paragraph 4.b. hereof) so long as such amendment or termination affects all executive employees of the Company then participating.

      6. Non-Qualified Pension Arrangement. In addition to the employee benefits described in Section 5, the Company will pay to the Executive (or his designee if amounts are payable after the death of the Executive) following his Retirement (as defined below), as payments supplemental to any accrued pension under the Company’s qualified pension plan, an annual amount, paid in equal monthly installments, equal to 50% of his Base Compensation at the rate in effect on the date of his Retirement. Such annual amount shall be paid each year for a number of years following his Retirement equal to the number of whole and fractional years of service, not in excess of ten (10), the Executive has rendered to the Company (including the period from August, 1997 through and including November, 1999 rendered as service to the Company’s predecessor, Allegheny Teledyne Incorporated). For purposes of Section 6 of this Employment Agreement and without effect upon whether the Executive is deemed to be retired under the CIC Agreement, the Executive will be deemed to have a Retirement upon his separation from service with the Company for any reason other than for Cause.

      7. Binding Agreement. The Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Employment Agreement and the CIC Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to be a termination without Cause for purposes of this Employment Agreement and the CIC Agreement. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination.

      8. Notices. Any notice required or permitted under this Employment Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered at the address first above written or such other address as may be given by one party to the other.

      9. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount payable under this Employment Agreement of any payroll and withholding taxes required by law, as determined by the Company in good faith.

      10. Governing Law. This Employment Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California without reference to rules relating to conflict of law.

      11. Headings. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Employment Agreement.

      12. Counterparts. This Employment Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the day and year first above written.

EXECUTIVE

By:	/s/ ROBERT MEHRABIAN

Robert Mehrabian

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ CHARLES J. QUEENAN, JR.

Name:	Charles J. Queenan, Jr.

Title:	Chairman, Personnel and Compensation Committee